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EXHIBIT 4.1

                             VAUGHN COMMUNICATIONS, INC.
                                1995 STOCK OPTION PLAN
                   (Amended as of June 20, 1995 and April 28, 1997)


    1.   PURPOSE

    The Plan is intended to provide a means for Vaughn Communications, Inc. (the Company), by offering incentives to selected management and other key employees of the Company, and of any majority owned direct or indirect subsidiaries of the Company, to attract and retain persons of ability and motivate them to advance the interests of the Company.

    It is intended that some of the options granted under the Plan will be designated and constitute "incentive stock options" within the meaning of
Section 422 or other similar provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the other options granted under the Plan will be designated and constitute "nonstatutory options," i.e., options not qualifying under Section 422 or other similar provisions of the Code. Unless otherwise indicated, the terms and conditions of the Plan shall apply equally to all options granted hereunder, whether incentive stock options or nonstatutory options. It is also intended that the Plan be administered so as to comply with Rule 16b-3 under the Securities Exchange Act of 1934.

    2.   SHARES SUBJECT TO THE PLAN

    A total of 200,000 shares of authorized but unissued or reacquired $.10 par value Common Stock of the Company is reserved for issuance upon exercise of options under the Plan. If any option expires or terminates without having been exercised in full, the unacquired shares shall be available for the grant of future options under the Plan.

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    3.   ADMINISTRATION

    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the Committee). Each of the members of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934. A "Non-Employee Director" under Rule 16b-3 means a director of the Company who is not (1) currently an officer of the Company or its parent or subsidiary or otherwise currently employed by the Company or its parent or subsidiary, (2) does not receive compensation, either directly or indirectly, from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, (3) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, and (4) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

    4.   ELIGIBILITY AND AMOUNT OF GRANT

    The Committee shall determine the grantees to whom (Optionees), and the number of shares for which, incentive stock options and/or nonstatutory options shall be granted under the Plan. Optionees shall be management or other key employees of the Company, including officers, or of any of the Company's aforesaid subsidiaries, who the Committee determines have contributed materially to the success of the Company or are in a position to contribute materially to the future success of the Company. Except as hereinafter limited, an eligible Optionee may be granted one or more options hereunder which may be incentive stock options and/or nonstatutory options. No

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eligible Optionee may receive options hereunder in any fiscal year of the
Company, including for purposes of such calculation only all options received by the Optionee in such fiscal year under any other stock option plans of the Company, totaling more than Fifty Thousand (50,000) shares.

    Notwithstanding the foregoing and except as hereafter provided, an individual shall not be eligible to receive incentive stock options under the Plan, if before the incentive stock option is granted the individual owns (directly and through application of the constructive stock ownership attribution rules of Section 425(d) of the Code) more than Ten Percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary. This stock ownership provision shall not apply, and the individual shall be eligible to receive an incentive stock option, if at the time such option is granted the option exercise price is at least One Hundred Ten Percent (110%) of the fair market value of the stock subject to the option and the incentive stock option is not exercisable after the expiration of five years from the date the option is granted.

    Notwithstanding any other provision in this Plan, the aggregate fair market value (determined at the time an option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an Optionee during any calendar year (under this Plan and all other such plans of the Company and its subsidiaries pursuant to Section 422 or other similar provisions of the Code) shall not exceed $100,000. To the extent necessary to avoid such limitation, the shares granted to any Optionee under this Plan shall be deemed to be nonstatutory options.



    5.   OPTION PRICE

    The option exercise price for all incentive stock options granted under the Plan (except as otherwise herein provided) shall equal One Hundred Percent (100%) of the fair market value of the

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Company's Common Stock on the date of grant. The option exercise price for the nonstatutory options granted under the Plan shall not be less than 85% of the fair market value of the Common Stock on the date of grant. Fair market value shall be determined by the Committee based upon the last sale price of the Common Stock in the National Association of Securities Dealers Automated Quotations System (NASDAQ) for National Market Issues or, as applicable, for Small-Cap Issues, as reported by the National Association of Securities Dealers for the last business trading day preceding the date of grant, or through such other measure or means as the Committee may in good faith determine to be appropriate to determine such fair market value. The Committee may authorize the Chief Executive Officer or Secretary of the Company to make any determinations required in this Section 5.

    6.   OPTION TERMS

    Options granted hereunder shall be evidenced by an Option Agreement executed as of the date of grant by the Company and the Optionee, on such terms as may be determined by the Committee, including the following:

         (a) The Option Agreement shall specify whether the option is an incentive stock option or a nonstatutory option and shall set forth the number of shares and the option exercise price to which the option pertains. It shall also specify that the option shall vest on a year-to-year cumulative basis as to the number of shares covered by the option as follows: ten percent (10%) on the date of grant; plus fifteen percent (15%) on the first anniversary date of the date of grant; plus twenty-five percent (25%) on the second anniversary date of the date of grant; plus twenty-five percent (25%) on the third anniversary date of the date of grant; plus twenty-five percent (25%) on the fourth anniversary date of the date of grant. The option shall be exercisable in whole or in part as to any vested portion during the option

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    term which shall be up to ten (10) years as specified by the Compensation
    Committee in the Option Agreement (except as otherwise provided in Section 4, this subsection and subsection (e) below and/or in the Option Agreement), except that the option shall first become exercisable six months after the date of grant and shall not be exercisable prior thereto. Provided, further, however, that the option shall not be exercisable until, and shall be subject to, approval of the amendments to the Plan, adopted by the Board of Directors of the Company as of June 20, 1995, by the shareholders of the Company at a meeting duly called and held for such purpose not later than the Company's 1996 Annual Meeting of Shareholders. Approval shall require a quorum and affirmative majority vote of the shares owned by those shareholders present, or represented by proxy, and entitled to vote at the meeting. If the Company's shareholders do not approve such amendments to the Plan as aforesaid, the option shall be deemed to have been granted under the Plan without regard to such amendments for the maximum term provided by the Plan prior to amendment. In such event, the parties may execute and deliver a replacement Option Agreement as of the original date of grant to conform the option to the Plan without regard to such amendments.

         (b) The option exercise price shall be paid at the time of exercise which shall be in writing and, at the election of the Optionee, may be paid in cash and/or by the sale and delivery of certificates(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Optionee. Any shares so sold to the Company in payment of the option exercise price shall be valued at fair market value on the exercise date as determined by the Committee, or by the Chief Executive Officer or the Secretary of the Company as the Committee's designee (as provided in Section 5). Fair market value shall be deemed to be the last sale price of the Common Stock an NASDAQ for National Market

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    Issues or, as applicable, for Small-Cap Issues, as reported by the National
    Association of Securities Dealers for the last business trading day preceding the date of exercise. Any fractional share not required for payment of the option exercise price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

         (c) If available, the Committee may also permit the Optionee to utilize any so-called "cashless exercise" procedures; to exercise the option through a national bank or trust company or brokerage firm which is a member of the National Association of Securities Dealers, pursuant to which upon presentation of written exercise to such bank, trust company or broker and to the Company, and upon authorization therefor by the Committee, any or all of the shares an Optionee is entitled to receive on exercise is sold by such bank, trust company or broker, or an agent therefor, and the option exercise price for the shares purchased by the Optionee is credited to a designated account of the Company on either the trade date or the customary settlement date, provided only that if the Company is not to receive credit of the option exercise price to its account until such settlement date, on or before the trade date the selling bank, trust company or broker confirm to the Company its obligation to pay the same to the Company as of the settlement date. The balance of the proceeds for any shares sold in a cashless exercise of an option, less customary brokerage commissions, handling fees, other related brokerage charges and interest expense pending settlement and delivery of certificate(s), if applicable, shall be credited to the Optionee's account. If the sale proceeds are insufficient therefor, such costs of sale shall be paid directly by the exercising Optionee. The Company shall instruct the Company's Transfer Agent and Registrar, in accordance with the request of the selling bank, trust company or broker and/or Optionee, to issue certificate(s) for the portion of the shares acquired on

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    exercise which are sold in the cashless exercise to the selling bank, trust company or broker or its designee, and to issue certificate(s) for such shares acquired on exercise which are not sold in the cashless exercise, if any, to the Optionee or the Optionee's designee.

         The Committee, however, shall be free to alter the above or establish any rules appropriate to the use of any cashless exercise procedure, but shall not permit the same, unless or until exercise and sale of the shares are registered under the Securities Act of 1933 and in compliance with any applicable registration requirements of state securities law, and, in the case of officers of the Company or other persons subject to Section 16 of the Securities Exchange Act of 1934, in absence of an opinion of counsel for the Company that such cashless exercise transaction will not result in such person's violation of the rule against realization of short-swing profits pursuant to Section 16(b) thereof.

         (d) Unless the issuance of the shares upon the exercise of an option hereunder is registered under federal and state securities laws, the Optionee upon exercise shall be required to sign. deliver to the Company and be bound by a customary "investment letter", setting forth the Optionee's investment representation and securities law transfer restrictions consistent with federal and state securities law exemptions from registration for issuance of the shares on exercise and consistent with Rule 144 under the Securities Act of 1933, and requisite legends and stop transfer orders shall be placed upon or against the certificates for the shares by the Company's Transfer Agent and Registrar. Without regard to registration or exemption therefrom on exercise, if the Optionee is then an officer or other "affiliate" of the Company with the meaning of said Rule 144, securities law transfer restrictions consistent with said Rule 144 shall in any event be applicable and requisite legends and stop transfer orders shall be placed upon or against the certificates for the shares by the

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    Company's Transfer Agent and Registrar. The Company shall not be obligated for but does currently anticipate registration of the shares issued under the Plan under federal and certain state securities laws.

         (e) If the Optionee, until such time continuously employed by the Company or its subsidiaries, is terminated by reason of death or disability or retires at or after age 65, the option, to the extent not previously exercised, may be exercised in whole or in part during the balance of the stated term of the option without regard to the annual exercise vesting provisions of subsection (a) above, except that no option shall be exercisable for a period of six (6) months after the date of grant, and except that an incentive stock option may be exercised only within three
    (3) months after termination of employment by reason of such event and shall thereupon expire, unless the Optionee shall die during such period or while employed in which case the option may be exercised within twelve (12) months after the death of the Optionee. The Committee may by prior approval also permit an Optionee to retire to the same effect or on any less favorable basis prior to age 65. The Committee may grant, withhold or condition its approval for any reason it deems to be in the best interests of the Company. In the event of the Optionee's death, the option may be exercised by the personal representative of the Optionee's estate and/or by the Optionee's heirs, as the case may be. If the Optionee's employment terminates for any other reason, the option shall expire on the date the Optionee's employment terminates. Notwithstanding anything herein to the contrary, unless expiring earlier in accordance with another express provision of this Plan or the Option Agreement, all granted under the Plan shall terminate and expire ten (10) years after the date of grant.

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         (f)  The incentive stock options hereunder shall not be transferable, in whole or in part, by the Optionee except by will or the laws of descent and distribution. During the Optionee's lifetime, the incentive stock options granted hereunder shall be exercisable only by the Optionee, and only while and if continuously employed by the Company or a subsidiary of the Company, except as provided in Section 6(e) above. The nonstatutory stock options granted hereunder shall be subject to such restrictions on transfer (if any) imposed by the Committee.

         (g) An incentive stock option hereunder shall not contain terms pursuant to which the exercise of the option would affect the Optionee's right to exercise a nonstatutory option hereunder, or vice versa, such that the incentive stock option would be deemed a prohibited "tandem stock option" within the meaning of Section 422 of the Code and the regulations thereunder.

         (h) If the Optionee sells, exchanges or otherwise disposes of shares acquired upon exercise of an incentive stock option within two (2) years of the date of grant, or one (1) year after the date of exercise, the Optionee shall be required to notify the Company promptly in writing and disclose the amount of gain or loss resulting from the sale, exchange or other disposition of his or her shares.

    7.   TERMINATION

    Unless extended or sooner terminated by action of the Company's Board of Directors, the Plan shall terminate ten (10) years from its effective date. Options outstanding under the Plan at the time of termination shall remain in effect until exercise or expiration.

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    8.   EFFECTIVE DATE

    The effective date of the Plan shall be April 18, 1995, the date of adoption by the Company's Board of Directors.

    9.   ADJUSTMENT OF SHARES

    In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the Common Stock of the Company, appropriate equitable share and per share option exercise price adjustments in outstanding options, and appropriate equitable share adjustments in the shares then reserved for issuance under the Plan, shall be made by the Company's Board of Directors or by the President or Secretary of the Company acting as the Board's designated representative to prevent dilution or enlargement of rights.

    10.  AMENDMENT

    The Company's Board of Directors may amend the Plan at any time as determined to be in the best interests of the Company, including any amendment to extend or terminate the Plan. The Board shall not, however, without shareholder approval, increase the maximum number of shares subject to the Plan or restrict the class of persons eligible to be granted options under the Plan.